Exhibit 4.1

IMS HEALTH INCORPORATED

SECOND AMENDMENT
TO NOTE PURCHASE AGREEMENT

$150,000,000 Principal Amount
4.60% Senior Notes due 2008

Dated as of December 15, 2006

To the Holders of the Senior Notes
of IMS Health Incorporated
Named in the Attached Schedule I

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated as of January 15, 2003 as amended as of August 26, 2005 and as further amended (the “Note Agreement”) among IMS Health Incorporated, a Delaware corporation (the “Company”), and each of the Purchasers named in Schedule A thereto pursuant to which the Company issued $150,000,000 aggregate principal amount of its 4.60% Senior Notes due 2008 (the “Notes”).  You are referred to herein individually as a “Holder” and collectively as the “Holders”.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note Agreement.

The Company has requested the modification of Section 10.2 (Subsidiary Indebtedness and Other Restrictions). The Holders have agreed to modify the Note Agreement on the terms and conditions set forth herein.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Holders agree as follows:

1.             AMENDMENTS TO NOTE AGREEMENT

1.1.          Amendment of Section 10.2.  Section 10.2(a) of the Note Agreement is amended to read in its entirety as follows:

“(a)         The Company will not at any time permit the aggregate amount of Indebtedness (other than Indebtedness owing to the Company or a Wholly-Owned Subsidiary) of all Subsidiaries, other than IMS Japan KK and IMS AG, to exceed $50,000,000; provided, however, that IMS Japan KK and IMS AG, collectively, may incur Indebtedness in an aggregate amount not to exceed $800,000,000.”

1.2.          Defined Terms.  The definition of “Credit Agreement” contained in Schedule B of the Note Agreement is hereby deleted and replaced with the following:

“Credit Agreement” means the Credit Agreement, dated as of July 27, 2006, among IMS, IMS AG and IMS Japan K.K., as borrowers, the lenders from time to time party thereto, Wachovia Bank, National Association, as administrative agent, Barclays Bank PLC and ABN Amro Bank N.V., as co-syndication agents, Suntrust Bank and Bank of America, N.A., as co-documentation agents and Wachovia Capital Markets, LLC, as lead arranger and sole book runner, as such agreement may be amended, modified, supplemented, refinanced or replaced from time to time.

2.             REAFFIRMATION; AUTHORIZATION

2.1.          Reaffirmation of Note Agreement.  The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the amendments of such provisions effected by this Second Amendment (the “Amendment”).

2.2.          No Default or Event of Default.  There currently exists, and after giving effect to this Amendment there will exist, no Default or Event of Default.

2.3.          Authorization.  The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and, except as provided herein, do not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note Agreement and this Amendment each constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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3.             EFFECTIVE DATE

This Amendment shall become effective as of the date set forth above upon the execution by the Holders of a majority of the aggregate principal amount of the Notes outstanding and receipt by the Holders of a counterpart of this Amendment duly executed by the Company.

4.             MISCELLANEOUS

4.1.          Ratification.  The Note Agreement, as amended hereby, shall remain in full force and effect and is ratified, approved and confirmed in all respects.

4.2.          Reference to and Effect on the Note Agreement.  Upon the final effectiveness of this Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

4.3.          Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

4.4.          Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.  This Amendment constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

4.5.          Counterparts.  This Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

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IN WITNESS WHEREOF, the Company and the Holders have caused this Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

IMS HEALTH INCORPORATED

By:	/s/ Robert H. Steinfeld
Name:	Robert H. Steinfeld
Title:	Senior Vice President, General
Counsel and Corporate Secretary

By:	/s/ Jeffrey J. Ford
Name:	Jeffrey J. Ford
Title:	Vice President & Treasurer

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HOLDERS:

The foregoing is agreed
to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY
METLIFE INVESTORS INSURANCE COMPANY
By: Metropolitan Life Insurance Company, its Investment manager

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Director

METLIFE INSURANCE COMPANY OF CONNECTICUT
METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Director

NEW YORK LIFE INSURANCE COMPANY

By:	/s/John P. Rafferty
Name: John P. Rafferty
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By: New York Life Investment Management LLC, Its Investment Manager

By:	/s/John P. Rafferty
Name: John P. Rafferty
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT
By: New York Life Investment Management LLC, Its Investment Manager

By:	/s/John P. Rafferty
Name: John P. Rafferty
Title: Vice President

SUNAMERICA LIFE INSURANCE COMPANY
FIRST SUNAMERICA LIFE INSURANCE COMPANY
AIG SUNAMERICA LIFE ASSURANCE COMPANY
NON-UNIONIZED

BY:	AIG Global Investment Corp.,
investment advisor

By:	/s/Peter DeFazio
Name:	Peter DeFazio
Title:	Vice President

PRIMERICA LIFE INSURANCE COMPANY

By:
Name:
Title:

NATIONAL BENEFIT LIFE INSURANCE COMPANY

By:
Name:
Title: